Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BENECHILL, INC.

BeneChill, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is BeneChill, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 2006, as amended by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 13, 2006, as amended by a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 10, 2007, as amended by the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 13, 2009, as amended by the Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 2, 2011.

B. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Fourth Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of the corporation as amended to the date immediately prior to the date hereof.

C. This Fourth Amended and Restated Certificate of Incorporation has been duly adopted and approved by the board of directors and stockholders of the corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law.

D. The text of the Certificate of Incorporation of the corporation as amended to the date immediately prior to the date hereof is hereby amended and restated in its entirety to read as follows (the “Restated Certificate”):

ARTICLE I.

The name of this corporation is BeneChill, Inc. (the “Company”).

ARTICLE II.

The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV.

4.1	Authorized Capital Stock. The aggregate number of shares of stock that the Company has authority to issue is Seventy-Seven Million Eight Hundred Sixteen Thousand Fifty-Two (77,816,052), consisting of Forty-Five Million (45,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), One Million Twenty-Seven Thousand Nine Hundred Forty-Two (1,027,942) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”), Four Million One Hundred Fifty-One Thousand Seven Hundred Nine (4,151,709) shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”), Seven Million Four Hundred Twenty-Nine Thousand Two Hundred Twenty-Three (7,429,223) shares of Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred”), Eight Million Nine Hundred Thirty-Two Thousand Six Hundred Thirty-Five (8,932,635) shares of Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred”), Two Million Eight Hundred Ninety-One Thousand Four Hundred Fifty-Three (2,891,453) shares of Series D-1 Convertible Preferred Stock, par value $0.001 per share (the “Series D-1 Preferred”) and Eight Million Three Hundred Eighty-Three Thousand Two Hundred Thirty-Four (8,383,234) shares of Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred” and together with the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series D-1 Preferred, the “Preferred Stock”). The rights, preferences and privileges of the Series D Preferred and the Series D-1 Preferred are identical in all respects, except that the priority of the liquidation preference of the Series D-1 Preferred is senior to the liquidation preference of the Series D Preferred, as set forth in Section 4.5.1

4.2	Definitions. For purposes of this Restated Certificate, the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

4.2.1	“Acquisition” shall mean (A) the merger, acquisition or consolidation of the Company into or with any other entity or entities which results in the exchange or outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or Affiliate thereof pursuant to which the stockholders of the Company immediately prior to the transaction do not own a majority of the outstanding shares of the surviving corporation immediately after the transaction; or (B) any transaction or series of related transactions to which the Company is a party in which an excess of 50% of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

4.2.2	“Additional Shares of Common Stock” shall mean all shares of Common Stock or Convertible Securities issued by the Company after the filing of this Restated Certificate, but not including shares of Common Stock or Convertible Securities:

A.	issuable upon conversion of the Preferred Stock;

B.	issued or issuable out of the Option Pool (as defined below);

C.	issued upon the conversion of any of the Company’s Convertible Securities outstanding on the Filing Date, including upon the exercise of any warrants outstanding as of the Filing Date;

D.	shares of Series D-1 Preferred issued in exchange for shares of Series D Preferred pursuant to the terms of the Settlement and Release Agreement dated November 6, 2012;

E.	shares of Series E Preferred and warrants to purchase shares of Series E Preferred issued pursuant to the Purchase Agreement (including shares of Series E Preferred issued upon the exercise of such warrants);

F.	issued or issuable by way of stock split or stock dividend or similar capital modification in connection with an adjustment to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price or the Series E Conversion Price pursuant to Section 4.6.6;

G.	issued in connection with (i) an acquisition by the Company of another entity or (ii) the merger or consolidation of the Company into another entity, in each case, pursuant to which the Company will own 50% or more of voting power of such other entity or the surviving entity following the acquisition, merger or consolidation, in each case as approved by a majority of the members of the Board, which majority shall include such number of the Preferred Directors whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock;

H.	issued in connection with strategic corporate partnering arrangements as approved by (i) a majority of the members of the Board, which majority shall include such number of the Preferred Directors whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock, and (ii) in the event that the shares of Common Stock issued in connection with such strategic corporate partnering arrangement represent 3% or more of the outstanding capital stock of the Company (calculated on a fully diluted, as-converted to Common Stock basis), the affirmative vote or written consent of holders of a majority of the then outstanding shares of the Preferred Stock (voting as a single class on an as-converted to Common Stock basis);

I.	issued to customers or suppliers of goods to the Company as approved by a majority of the members of the Board, which majority shall include such number of the Preferred Directors whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock;

J.	issued in connection with any equipment loan or leasing arrangement or debt financing from a bank or similar financial institution as approved by a majority of the members of the Board, which majority shall include such number of the Preferred Directors whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock; or

K.	shares of Common Stock issued in any Qualified Public Offering (as defined below).

4.2.3	“Affiliate” shall mean any Person who directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purposes of this definition, “control” has the meaning specified as of the Filing Date for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

4.2.4	“As-Converted Liquidation Amount” shall have the meaning set forth in Section 4.5.3 below.

4.2.5	“Asset Transfer” shall mean any sale, lease, license (on an exclusive basis) or transfer by the Company of all or substantially all of its assets.

4.2.6	“Board” shall mean the Board of Directors of the Company.

4.2.7

“Carve-Out Limitation” shall mean, notwithstanding anything to the contrary, the maximum amount of consideration that any Management Holder, except for the Company’s Chief Executive Officer, or Non-Management Holder may receive pursuant to the Management Distribution or Common Carve-Out shall equal the product of (X) multiplied by (Y), whereby (X) equals the total proceeds distributable to the stockholders of the Company as a result of a Liquidation Event and (Y) equals (i) the number of outstanding shares of Common Stock and outstanding options to purchase shares of Common Stock that are vested at the time of a Liquidation Event held by a particular Management Holder (but not including the Company’s Chief Executive Officer) or Non-Management Holder, with all such options treated as if they had been exercised on a Net Exercise basis, divided by (ii) the aggregate number of shares of Common Stock outstanding at the time of a Liquidation Event, calculated on a fully-diluted, as-if-converted basis, with all shares of Preferred Stock being treated for this purpose as if such shares of Preferred Stock were converted into Common Stock pursuant to Section 4.6, and outstanding warrants exercisable into shares of capital stock, and outstanding options to purchase shares of Common Stock vested at the time of a Liquidation Event treated as if they had been exercised on a Net Exercise basis.

4.2.8	“Closing” shall have the meaning assigned to such term in the Purchase Agreement.

4.2.9	“Closing Date” shall have the meaning assigned to such term in the Purchase Agreement.

4.2.10	“Common Carve-Out” shall mean, subject to the Carve-Out Limitation, an aggregate amount equal to 5%, multiplied by the following amount: (i) the proceeds distributable to the stockholders of the Company as a result of a Liquidation Event minus (ii) any proceeds distributed to the Management Holders pursuant to the Management Carve-Out Plan minus (iii) the product of (x) the Series E Liquidation Price and (y) the number of shares of Series E Preferred then outstanding, and minus (iv) without duplication of subsection (iii) above, any proceeds distributed to holders of warrants exercisable for shares of Series E Preferred as a result of a Liquidation Event; provided, however, that if all outstanding shares of the Preferred Stock convert into Common Stock in connection with such Liquidation Event, the Common Carve Out shall be zero ($0). The Common Carve-Out allocations shall be subject to the Carve-Out Limitation and distributed on a pro rata basis, based on (a) the number of outstanding shares of Common Stock and outstanding options to purchase shares of Common Stock that are vested at the time of a Liquidation Event held by a particular Non-Management Holder, divided by (b) the aggregate number of outstanding shares of Common Stock and outstanding options to purchase shares of Common Stock that are vested at the time of a Liquidation Event held by all Non-Management Holders, in each case with all such options treated as if they had been exercised on a Net Exercise basis. Shares of Preferred Stock shall not be included in the Common Carve-Out unless such shares have been converted into Common Stock pursuant to Section 4.6 without having received any preferential amounts under Section 4.5.1.

4.2.11	“Conversion Price” means, as applicable, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price or the Series E Conversion Price.

4.2.12	“Conversion Rights” shall have the meaning set forth in Section 4.6 below.

4.2.13	“Convertible Securities” shall mean evidences of indebtedness, shares of capital stock or other securities that are at any time, directly or indirectly, convertible into or exchangeable for Additional Shares of Common Stock.

4.2.14	“Effective Price” shall mean the price per share for Additional Shares of Common Stock determined by dividing (a) the aggregate consideration received, or deemed to have been received by the Company for such issue or sale under Sections 4.6.7 and 4.6.8, for such Additional Shares of Common Stock, by (b) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under Sections 4.6.7 and 4.6.8.

4.2.15	“Filing Date” shall mean the date that this Restated Certificate is filed with the Secretary of State of the State of Delaware.

4.2.16	“Initial Consideration” shall have the meaning set forth in Section 4.5.4 below.

4.2.17	“Liquidation Event” shall have the meaning set forth in Section 4.5.3 below.

4.2.18	“Management Carve-Out Plan” shall mean a plan approved by the Board and adopted by the Company’s stockholders that shall be subject to the Carve-Out Limitation and provides for the distribution of the percentage of the proceeds from a Liquidation Event to the Management Holders as set forth in such plan.

4.2.19	“Management Distribution” shall mean the portion of the proceeds from a Liquidation Event distributable to Management Holders pursuant to the Management Carve-Out Plan.

4.2.20	“Management Holders” shall mean holders of Common Stock (or outstanding options to purchase shares of Common Stock that are vested at the time of a Liquidation Event) who are entitled to participate in any Management Carve-Out Plan, in effect at the time of a Liquidation Event, as defined therein.

4.2.21	“Net Exercise” shall mean, for purposes of the Carve-Out Limitation and the Common Carve-Out, that outstanding options shall be converted into an amount equal to (x) the number of vested in-the-money shares that may be acquired upon exercise of such options, minus (y) the number of shares equal to the aggregate exercise price for such options, multiplied by (z) the Fully-Diluted Per Share Proceeds. For purposes hereof, “Fully-Diluted Per Share Proceeds” shall be equal to the total net proceeds from a Liquidation Event, divided by the aggregate number of shares of Common Stock outstanding at the time of a Liquidation Event, calculated on a fully-diluted, as-if-converted basis, with all shares of Preferred Stock being treated for this purpose as if such shares of Preferred Stock were converted into Common Stock pursuant to Section 4.6, and all in-the-money options and warrants as having been exercised.

4.2.22	“Non-Management Holders” shall mean holders of Common Stock (or outstanding options to purchase shares of Common Stock that are vested at the time of a Liquidation Event) who are not entitled to participate in any Management Carve-Out Plan in effect at the time of a Liquidation Event.

4.2.23	“Option Pool” shall mean up to 5,161,550 shares of Common Stock (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Filing Date), including options to purchase Common Stock issued to employees, directors or consultants pursuant to stock-based compensation plans approved by the Board, including the Company’s 2003 Stock Incentive Plan.

4.2.24	“Payment Date” shall have the meaning set forth in Section 4.5.3 below.

4.2.25	“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

4.2.26	“Preferred Directors” shall mean the Series A Director, the Series B Director, the Series C Director and the Solon Director.

4.2.27	“Purchase Agreement” shall mean the Series E Preferred Stock and Warrant Purchase Agreement, among the Company and the investors named therein, dated on or around November 29, 2012, as may be amended from time to time.

4.2.28	“Qualified Public Offering” shall mean the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Company on a firm commitment basis in which (i) the aggregate net proceeds received by the Company arising from the sale of securities sold for cash by the Company in the offering equals or exceeds $30 million, after deduction of underwriters’ commissions and expenses, and (ii) the Company’s pre-money valuation totals at least $100 million.

4.2.29	“Restated Certificate” shall mean this Fifth Amended and Restated Certificate of Incorporation of the Company, as it may be further amended from time to time.

4.2.30	“Series A Conversion Price” shall have the meaning set forth in Section 4.6.1 below.

4.2.31	“Series A Director” shall have the meaning set forth in Section 4.3.2 below.

4.2.32	“Series A Original Issue Price” shall be $1.50 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and capitalization changes effected after the Filing Date with respect to the Series A Preferred).

4.2.33	“Series B Conversion Price” shall have the meaning set forth in Section 4.6.1 below.

4.2.34	“Series B Director” shall have the meaning set forth in Section 4.3.2 below.

4.2.35	“Series B Original Issue Price” shall be $2.5683 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and capitalization changes effected after the Filing Date with respect to the Series B Preferred).

4.2.36	“Series C Conversion Price” shall have the meaning set forth in Section 4.6.1 below.

4.2.37	“Series C Director” shall have the meaning set forth in Section 4.3.2 below.

4.2.38	“Series C Original Issue Price” shall be $2.30 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and capitalization changes effected after the Filing Date with respect to the Series C Preferred).

4.2.39	Series D Conversion Price” shall have the meaning set forth in Section 4.6.1 below.

4.2.40	“Series D Original Issue Price” shall be $1.66 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and capitalization changes effected after the Filing Date with respect to the Series D Stock).

4.2.41	“Series D Stock” shall mean, collectively, the Series D Preferred and the Series D-1 Preferred.

4.2.42	Series E Conversion Price” shall have the meaning set forth in Section 4.6.1 below.

4.2.43	“Series E Original Issue Price” shall be $1.67 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and capitalization changes effected after the Filing Date with respect to the Series E Preferred).

4.2.44	“Solon” shall have the meaning set forth in Section 4.3.2 below.

4.2.45	“Solon Director” shall have the meaning set forth in Section 4.3.2 below.

4.2.46	“Voting Agreement” means the Fourth Amended and Restated Voting Agreement, among the Company and certain stockholders named therein, dated on or around November 29, 2012, as may be amended from time to time.

4.3	Voting Rights.

4.3.1

General. At all meetings of the stockholders of the Company and in the case of any actions of stockholders in lieu of a meeting, each share of Common Stock shall entitle the holder thereof to one vote on such matters, and each holder of Preferred Stock shall have that number of votes on all matters submitted to the stockholders that is equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock are then convertible, as provided in Section 4.6, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such stockholders is affected. This provision for determination of the number of votes to which each holder of the Preferred Stock is entitled shall also apply in cases in which the holders of the Preferred Stock have the right to vote together as a single class and on an as-converted to

Common Stock basis. Except as may be otherwise provided in this Restated Certificate or by agreement or by law, the holders of the Common Stock and the holders of the Preferred Stock shall vote together as a single class and on an as-converted to Common Stock basis on all actions to be taken by the stockholders of the Company. For the avoidance of doubt, the holders of the then outstanding Series D Preferred and Series D-1 Preferred shall vote together as a single class and on an as-converted to Common Stock basis on all actions to be taken by the Series D Stock. In accordance with Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock and the Preferred Stock of the Company, voting together as a single class and on an as-converted to Common Stock basis, and not as separate classes.

4.3.2	Election of Directors.

A.	Series A Director. So long as at least 350,000 shares of Series A Preferred remain outstanding (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Filing Date), the holders of a majority in voting power of the then outstanding Series A Preferred, voting as a separate class, shall have the right to elect one member of the Board (the “Series A Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

B.	Series B Director. So long as at least 1,333,333 shares of Series B Preferred issued remain outstanding (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Filing Date), the holders of a majority in voting power of the then outstanding Series B Preferred, voting as a separate class, shall have the right to elect one member of the Board (the “Series B Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

C.	Series C Director. So long as at least 2,000,000 shares of Series C Preferred remain outstanding (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Filing Date), the holders of at least 60% of the then outstanding Series C Preferred, voting as a separate class, shall have the right to elect one member of the Board (the “Series C Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

D.	Solon Director. For so long as Rütli Foundation Solon Medical (“Solon”) owns at least 5% of the then outstanding capital stock of the Company (calculated on a fully diluted, as-if-converted basis) Solon shall have the right to elect one member of the Board (the “Solon Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such directors.

E.	Additional Directors. The holders of a majority in voting power of the then outstanding Preferred Stock and Common Stock, voting together as a single class and on an as-converted to Common Stock basis, will have the right to elect two additional members of the Board at each meeting of or pursuant to each consent of the Company’s stockholders for the election of directors.

F.	Quorums. At any meeting held for the purpose of electing directors, (i) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of Series A Preferred then outstanding shall constitute a quorum of the Series A Preferred for the election of the Series A Director, (ii) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of Series B Preferred then outstanding shall constitute a quorum of the Series B Preferred for the election of the Series B Director, (iii) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of Series C Preferred then outstanding shall constitute a quorum of the Series C Preferred for the election of the Series C Director, and (iv) the presence in person or by proxy of the holders of a majority of the aggregate number of shares of the Common Stock and Preferred Stock then outstanding shall constitute a quorum for the election of any directors elected by such stockholders as a single class and on an as-converted to Common Stock basis.

G.

Vacancies. A vacancy in any directorship (i) elected by the holders of the Series A Preferred shall be filled only by vote of the holders of the Series A Preferred as provided above; provided, however, that in the event that less than 350,000 shares of Series A Preferred are outstanding (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Filing Date), such vacancy shall be filled by vote of the holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis, (ii) elected by the holders of the Series B Preferred shall be filled only by vote of the holders of the Series B Preferred as provided above; provided, however, that in the event that less than 1,333,333 shares of Series B Preferred are outstanding (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Filing Date), such vacancy shall be filled by vote of the holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis, (iii) elected by the holders of the Series C Preferred shall be filled only by vote of the holders of the Series C Preferred as provided above; provided, however, that in the event that less than 2,000,000 shares of Series C Preferred are outstanding (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Filing Date), such vacancy shall be filled by vote of the holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis, (iv) elected by Solon shall be filled only by Solon as provided above and in the Voting Agreement, and (v) elected jointly by the holders of Common Stock and Preferred Stock be filled only by vote of the holders of Common Stock and Preferred Stock as provided above.

4.3.3	Additional Class Votes by Series A Preferred. The Company shall not (whether by merger, recapitalization or otherwise), without the affirmative vote or written consent of a majority of the then outstanding shares of Series A Preferred (voting as a single class), with each share of Series A Preferred entitled to one vote in each instance:

A.	take any action that constitutes or results in an amendment or waiver of any provision of this Restated Certificate or the Company’s Bylaws (including any filing of a Certificate of Designation) if such amendment or waiver in any way affects, alters or changes any existing rights, preferences, privileges or provisions relating to the Series A Preferred or the holders thereof, or results in any increase or decrease in the authorized number of shares of Series A Preferred; or

B.	take any action which would result in the taxation of the holders of the Series A Preferred under Section 305 of the Internal Revenue Code.

4.3.4	Additional Class Votes by Series B Preferred. The Company shall not (whether by merger, recapitalization or otherwise), without the affirmative vote or written consent of at least 66 2/3% of the then outstanding shares of Series B Preferred (voting as a single class), with each share of Series B Preferred entitled to one vote in each instance, take any action that constitutes or results in an amendment or waiver of any provision of this Restated Certificate or the Company’s Bylaws (including any filing of a Certificate of Designation) if such amendment or waiver in any way affects, alters or changes any existing rights, preferences, privileges or provisions relating to the Series B Preferred or the holders thereof, or results in any increase or decrease in the authorized number of shares of Series B Preferred.

4.3.5	Additional Class Votes by Series C Preferred. The Company shall not (whether by merger, recapitalization or otherwise), without the affirmative vote or written consent of at least 60% of the then outstanding shares of Series C Preferred (voting as a single class), with each share of Series C Preferred entitled to one vote in each instance:

A.	take any action that constitutes or results in an amendment or waiver of any provision of this Restated Certificate or the Company’s Bylaws (including any filing of a Certificate of Designation) if such amendment or waiver in any way affects, alters or changes any existing rights, preferences, privileges or provisions relating to the Series C Preferred or the holders thereof, or results in any increase or decrease in the authorized number of shares of Series C Preferred; or

B.	take any action that alters or changes the terms of the Series A Preferred or the Series B Preferred pursuant to this Restated Certificate, including, but not limited to changes to Sections 4.4, 4.5 or 4.6 of this Restated Certificate, in a manner that is beneficial to the Series A Preferred or the Series B Preferred unless a comparable alteration or change is also made to the same terms of the Series C Preferred, to the extent relevant.

4.3.6	Additional Class Votes by Series D Stock. The Company shall not (whether by merger, recapitalization or otherwise), without the affirmative vote or written consent of a majority of the then outstanding shares of Series D Stock (voting together as a single class), with each share of Series D Stock entitled to one vote in each instance:

A.	take any action that constitutes or results in an amendment or waiver of any provision of this Restated Certificate or the Company’s Bylaws (including any filing of a Certificate of Designation) if such amendment or waiver in any way affects, alters or changes any existing rights, preferences, privileges or provisions relating to the Series D Stock or the holders thereof, or results in any increase or decrease in the authorized number of shares of Series D Stock; or

B.	take any action that alters or changes the terms of the Series A Preferred, the Series B Preferred or the Series C Preferred pursuant to this Restated Certificate, including, but not limited to changes to Sections 4.4, 4.5 or 4.6 of this Restated Certificate, in a manner that is beneficial to the Series A Preferred, the Series B Preferred or the Series C Preferred unless a comparable alteration or change is also made to the same terms of the Series D Stock, to the extent relevant.

4.3.7	Additional Class Votes by Series E Preferred. The Company shall not (whether by merger, recapitalization or otherwise), without the affirmative vote or written consent of a majority of the then outstanding shares of Series E Preferred (voting as a single class), with each share of Series E Preferred entitled to one vote in each instance:

A.	take any action that constitutes or results in an amendment or waiver of any provision of this Restated Certificate or the Company’s Bylaws (including any filing of a Certificate of Designation) if such amendment or waiver in any way affects, alters or changes any existing rights, preferences, privileges or provisions relating to the Series E Preferred or the holders thereof, or results in any increase or decrease in the authorized number of shares of Series E Preferred; or

B.	take any action that alters or changes the terms of the Series A Preferred, the Series B Preferred, the Series C Preferred or the Series D Stock pursuant to this Restated Certificate, including, but not limited to changes to Sections 4.4, 4.5 or 4.6 of this Restated Certificate, in a manner that is beneficial to the Series A Preferred, the Series B Preferred, the Series C Preferred or the Series D Stock unless a comparable alteration or change is also made to the same terms of the Series E Preferred, to the extent relevant.

4.3.8	Additional Class Votes by Preferred Stock. For so long as at least 4,000,000 shares of Preferred Stock remain outstanding (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes effected after the Filing Date), the Company shall not (whether by merger, recapitalization or otherwise), without the affirmative vote or written consent of at least 60% of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted to Common Stock basis):

A.	authorize, issue or otherwise create (by reclassification or otherwise) any new class or series of stock or any other securities convertible into equity securities of the Company having any right, preference or priority that is senior to or on a parity with any such right, preference or priority of the Series E Preferred;

B.	amend or modify the Company’s 2003 Stock Incentive Plan to increase the authorized shares available for issuance under the Option Pool or create a new stock option plan;

C.	authorize or consummate a Liquidation Event;

D.	enter into, or allow its stockholders to enter into, an agreement regarding an Acquisition or Asset Transfer;

E.	amend or repeal any provision of this Restated Certificate or the Company’s Bylaws that results in a change in the number of members of the Board;

F.	take any action that constitutes or results in the redemption or repurchase of any share(s) of Common Stock, Preferred Stock or other equity or debt securities of the Company (other than a redemption, repurchase or other acquisition for cash of unvested shares under the forfeiture provisions of the Company’s stock option, restricted stock or other equity compensation plans or agreements, in each case as approved by the Board);

G.	encumber or grant a security interest in all or substantially all of the Company’s assets (including the Company’s intellectual property assets);

H.	authorize or make a payment of a dividend or distribution on the Common Stock or the Preferred Stock (except as otherwise provided herein);

I.	alter any provision of this Restated Certificate or the Company’s Bylaws (whether by amendment, merger, reclassification, recapitalization or otherwise) if such action would adversely alter the rights, preferences, privileges or powers of or restrictions on any series of Preferred Stock; or

J.	increase or decrease the authorized number of shares of any series of Preferred Stock.

4.4	Dividends.

4.4.1	Dividends. The Series E Preferred shall be entitled to receive cumulative dividends in preference to any dividend which may be declared on the Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred or the Series D Stock. Dividends on shares of Series E Preferred shall begin to accrue on a daily basis at the prorated rate of $0.0996 per share per annum (subject to any adjustment for stock splits, stock dividends or other recapitalizations) from the date on which the Company issues such shares of Series E Preferred. The cumulative dividends shall be due and payable on December 31 of each year in arrears or as otherwise specifically provided in this Restated Certificate.

The Series D Stock shall be entitled to receive non-cumulative dividends in preference to any dividend which may be declared on the Common Stock, the Series A Preferred, the Series B Preferred or the Series C Preferred at the rate of $0.0996 per share per annum (subject to any adjustment for stock splits, stock dividends or other recapitalizations), when, as and if declared by the Board. The Series C Preferred shall be entitled to receive non-cumulative dividends in preference to any dividend which may be declared on the Common Stock or Series B Preferred or Series A Preferred at the rate of $0.138 per share per annum (subject to any adjustment for stock splits, stock dividends or other recapitalizations), when as and if declared by the Board. The Series B Preferred shall be entitled to receive non-cumulative dividends in preference to any dividend which may be declared on the Common Stock or Series A Preferred at the rate of $0.1926225 per share per annum (subject to any adjustment for stock splits, stock dividends or other recapitalizations), when, as and if declared by the

Board. The Series A Preferred shall be entitled to receive non-cumulative dividends in preference to any dividend which may be declared on the Common Stock at the rate of $0.09 per share per annum (subject to any adjustment for stock splits, stock dividends or other recapitalizations), when, as and if declared by the Board. In the event any dividend or distribution is declared or made with respect to outstanding shares of Common Stock, a comparable dividend or distribution shall be simultaneously declared or made with respect to the outstanding shares of Preferred Stock (as if fully converted into Common Stock, including fractions of shares), or provisions shall be made for such distribution as required by Section 4.6.6(C) hereof. Dividends on shares of capital stock of the Company shall be payable only out of funds legally available therefor.

4.4.2	Non-Cash Dividends. Whenever a dividend provided for in this Section 4 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

4.4.3	Payments on Conversion. If the Company shall have accrued cash dividends that have been declared by the Board but are unpaid with respect to any Preferred Stock upon its conversion as provided in Section 4.6, then all such accrued and declared but unpaid dividends on such converted shares shall be paid by the Company. No dividends with respect to any Preferred Stock shall be converted into Common Stock upon the conversion of such Preferred Stock as provided in Section 4.6 unless the dividends have been declared by the Board but are unpaid at the time of such conversion.

4.5	Liquidation Rights.

4.5.1

Preference of Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), the assets of the Company (or consideration from such Liquidation Event) available for distribution to its stockholders, whether such assets are capital, surplus or earnings, shall be distributed to the holders of capital stock of the Company in the following order of priority. First, the Management Holders shall be entitled to be paid, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any other shares of capital stock of the Company, an amount equal to the Management Distribution. After payment of the Management Distribution, the holders of the Series E Preferred then outstanding shall be entitled to be paid, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock (other than the Management Distribution), the Common Carve-Out, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Stock, or any other class or series of shares ranking junior to the Series E Preferred, an amount equal to (a) $5.01 per share of the Series E Preferred (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and capitalization changes effected after the Filing Date with respect to the Series E Preferred), plus (b) all cumulative and unpaid dividends pursuant to Section 4.4.1 on the Series E Preferred (the “Series E Liquidation Price”). Next, the Non-Management Holders shall be entitled to be paid, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Series A Preferred, the Series B Preferred, the Series C Preferred, or the Series D Stock, an amount equal to the Common Carve-Out. Next, the holders of the Series D-1 Preferred then outstanding shall be entitled to be paid, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, or any other class or series of shares ranking junior to the Series D-1 Preferred, an amount equal to (a) the Series D Original Issue Price per share of the Series D-1 Preferred, plus (b) all declared and unpaid dividends on the Series D-1 Preferred (the “Series D-1 Liquidation Price”). Next, the holders of the Series D Preferred then outstanding shall be entitled to be paid, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred or any other class or series of shares ranking junior to the Series D Preferred, an amount equal to (a) the Series D Original Issue Price per share of the Series D Preferred, plus (b) all declared and unpaid dividends the Series D Preferred (the “Series D Liquidation Price”). Next, the holders of the Series C Preferred shall be entitled to be paid, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, the Series A Preferred, the Series B Preferred or any other class or series of shares ranking junior to the Series C Preferred, an amount equal to $(a) the Series C Original Issue Price per share of the Series C Preferred, plus (b) all declared and unpaid dividends the Series C Preferred (the “Series C Liquidation Price”). Next, the holders of the Series A Preferred and the Series B Preferred then outstanding, on a pari passu basis, shall be entitled to be paid, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock or any other class or series of shares ranking junior to the Series A Preferred and the Series B Preferred, an amount equal to (a) the Series A Original Issue Price per share of the Series A Preferred and (b) the Series B Original Issue Price per share of Series B Preferred, and in each case, plus all declared and unpaid dividends the Series A Preferred and Series B Preferred (the “Series A/B Liquidation Price”). If, upon any Liquidation Event, the assets (or consideration) to be distributed to the holders of any series of Preferred Stock shall be insufficient to permit the payment of the full preferential amounts set forth above to the holders of such series of Preferred Stock, then all of the assets of the Company available for distribution shall be distributed pro rata based to the holders of such series of Preferred Stock based on the number of shares of such series of Preferred Stock held by each such holder.

4.5.2

Remaining Assets. After the payment to the holders of capital stock of the full preferential amounts set forth in Section 4.5.1, the remaining assets of the Company (or consideration from such Liquidation Event) legally available for distribution by the Company shall be distributed among the holders of the Preferred Stock and the holders of the Common Stock with equal priority on a pro rata, pari passu basis in proportion to the greatest whole number of shares of Common Stock that would be held by each such holder, with all shares of Preferred Stock being treated for this purpose as if such shares of Preferred Stock were converted into Common Stock pursuant to Section 4.6; provided, however, that, subject to Section 4.5.3 below, (i) the holders of the Series D Stock shall in no event receive distributions (including the Series D-1 Liquidation Price or the Series D Liquidation Price, as applicable) valued at more than three hundred percent (300%) of the Series D Original Issue Price (adjusted for share combinations or subdivisions and other recapitalizations of the Company’s shares); (ii) the holders of the Series C Preferred shall in no event receive distributions (including the Series C Liquidation Price) valued at more than three hundred percent (300%) of the Series C Original Issue Price (adjusted for share combinations or subdivisions and other recapitalizations of the Company’s shares); (iii) the holders of the Series B Preferred shall in no event receive distributions (including the Series A/B Liquidation Price) valued at more than three hundred percent (300%) of the Series B Original Issue Price (adjusted for share combinations or subdivisions and other recapitalizations of the Company’s shares); and (iv) the holders of the Series A Preferred shall in no event receive distributions (including the Series A/B Liquidation Price) valued at more than three hundred percent (300%) of the Series A Original Issue Price (adjusted for share combinations or subdivisions and other recapitalizations of the Company’s shares); and provided, further, that no Management Holder, other than the Company’s Chief Executive Officer, or Non-Management Holder shall receive with respect to shares of Common Stock, the Management Distribution or the Common Carve-Out proceeds in excess of the amount they would have received if the assets of the Company (or consideration from such Liquidation Event) legally available for distribution by the Company had been distributed among the holders of the Preferred Stock and the holders of the Common Stock with equal priority on a pro rata, pari passu basis in proportion to the greatest whole number of shares of Common Stock that would be held by each such holder, with all shares of Preferred Stock being treated for this purpose as if such shares of Preferred Stock were converted into Common Stock pursuant to Section 4.6. The foregoing proviso shall not limit the proceeds that any Management Holder or Non-Management Holder is entitled to receive with respect to any shares of Preferred Stock.

4.5.3

As-Converted Liquidation Amount. Notwithstanding Sections 4.5.1 and 4.5.2, in the event that the amount that would be payable to the holders of Series D Stock, Series C Preferred, Series B Preferred and/or Series A Preferred had all such shares of the applicable series been converted into Common Stock pursuant to Section 4.6 hereof immediately prior to such Liquidation Event (such amount, the “As-Converted Liquidation Amount”) exceeds the amount that would otherwise be payable to such holders pursuant to Sections 4.5.1 and 4.5.2, then the holders of Series D Stock, Series C Preferred, Series B Preferred and/or Series A Preferred shall be deemed to have converted all shares of Series D Stock, Series C Preferred, Series B Preferred and/or Series A Preferred into Common Stock and shall receive, immediately prior to the closing of such Liquidation Event, the As-

Converted Liquidation Amount. For the purposes of determining the As-Converted Liquidation Amount, in the event of a Liquidation Event in connection with which fixed amounts are to be distributed to the stockholders of the Company at the closing and additional contingent amounts (including, but not limited to, earnout payments, escrow amounts or other contingent payments) may be distributed to the stockholders of the Company after the closing (the date of such closing and the date(s) upon which such additional contingent amounts are paid are each hereinafter referred to as a “Payment Date”), each holder of Series D Stock, Series C Preferred, Series B Preferred and/or Series A Preferred shall be entitled to be paid, out of the funds and assets that legally may be distributed to the stockholders of the Company on such Payment Date, an amount for each share of each series of Series D Stock, Series C Preferred, Series B Preferred and/or Series A Preferred held upon the closing of such Liquidation Event equal to:

A. the greater of the amount of cash, securities and other property to which such holder would have been entitled on a per share basis

(1) pursuant to Sections 4.5.1 and 4.5.2; or

(2) if all shares of such series of Series D Stock, Series C Preferred, Series B Preferred and/or Series A Preferred had converted to Common Stock pursuant to Section 4.6 immediately prior to the closing of such Liquidation Event; reduced by:

B. the amount per share paid to such holder with respect to such holder’s shares of such series of Series D Stock, Series C Preferred, Series B Preferred and/or Series A Preferred on all prior Payment Dates.

The amounts calculated pursuant to this Section 4.5.3 shall be calculated:

(i)	assuming, with respect to each other series of the Series D Stock, the Series C Preferred, the Series B Preferred and/or the Series A Preferred, the conversion into Common Stock of all shares of each other series of Series D Stock, Series C Preferred, Series B Preferred and/or Series A Preferred that would receive a greater per share amount if converted into Common Stock immediately prior to the closing of such Liquidation Event than such shares would be entitled to if it remained as the Series D Stock, the Series C Preferred, the Series B Preferred and/or the Series A Preferred; and

(ii)

after taking into account the operation of this Section 4.5.3 with respect to all series of Series D Stock, Series C Preferred, Series B Preferred and/or Series A Preferred and treating the distributions to the stockholders of the Company made upon such Payment Date and all prior Payment Dates as having been made simultaneously upon the closing of the Liquidation Event, provided that any amounts held in escrow or subject to earnout payments or any other contingent payments on a Payment Date shall not be treated as distributed to stockholders of the Company until such amounts are actually paid to such stockholders.

4.5.4	Treatment of Escrows and Contingent Payments. In the case of an Acquisition or Asset Transfer, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to earnout payments or other contingent payments, (i) the portion of such consideration that is not placed in escrow and is not subject to any earnout payments or other contingent payments (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 4.5.1 and 4.5.2 above (and 4.5.3 above if applicable), as if the Initial Consideration were the only consideration payable in connection with such Acquisition or Asset Transfer, and (ii) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or payment of earnout payments or other contingent payments shall be allocated among the holders of capital stock of the Company in accordance with Sections 4.5.1 and 4.5.2 above (and 4.5.3 above if applicable), after taking into account the previous payment of the Initial Consideration. For the avoidance of doubt, any consideration that is placed in escrow or is subject to earnout payments or other contingent payments on a specific Payment Date shall not be included in the determination or calculation of the As-Converted Liquidation Amount on such Payment Date.

4.5.5	Acquisition; Asset Transfer. Any Acquisition or Asset Transfer shall be deemed to be a Liquidation Event within the meaning of Section 4.5.1.

4.5.6	Notice. Written notice of such Liquidation Event stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telephone facsimile to non-U.S. residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Company.

4.5.7	Determination of Consideration. To the extent any distribution pursuant to Section 4.5.1, Section 4.5.2 or Section 4.5.3 consists of property other than cash, the value thereof shall, for purposes of Section 4.5.1, Section 4.5.2 or Section 4.5.3 be the fair value at the time of such distributions as determined in good faith by a majority of the members of the Board, which majority shall include such number of the Preferred Directors whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

A.	If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the 30 trading day period ending three trading days prior to the distribution;

B.	if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the 30 trading day period ending three trading days prior to the distribution.

In the event of a merger or other acquisition of the Company by another entity, the distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 4.5.6, “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4.6	Conversion. The holders of the Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

4.6.1	Optional Conversion.

A.	Each share of Series A Preferred shall be convertible, in whole or in part, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of original issuance, at the office of the Company or any transfer agent for the Common Stock, into the number of shares of Common Stock determined by dividing the Series A Original Issue Price by the Series A Conversion Price. The conversion price for the Series A Preferred shall be initially $1.50 per share (the “Series A Conversion Price”) and shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred is convertible, as hereinafter provided.

B.

Each share of Series B Preferred shall be convertible, in whole or in part, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of original issuance, at the office of the Company or any transfer agent for the Common Stock, into the number of shares of Common Stock determined by dividing the Series B Original Issue Price by the Series B Conversion Price. The conversion price for the Series B Preferred shall be initially $2.11 per share (the “Series B Conversion Price”) and shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series B Preferred is convertible, as hereinafter provided.

C.	Each share of Series C Preferred shall be convertible, in whole or in part, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of original issuance, at the office of the Company or any transfer agent for the Common Stock, into the number of shares of Common Stock determined by dividing the Series C Original Issue Price by the Series C Conversion Price. The conversion price for the Series C Preferred shall be initially $1.95 per share (the “Series C Conversion Price”) and shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series C Preferred is convertible, as hereinafter provided.

D.	Each share of Series D Stock shall be convertible, in whole or in part, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of original issuance, at the office of the Company or any transfer agent for the Common Stock, into the number of shares of Common Stock determined by dividing the Series D Original Issue Price by the Series D Conversion Price. The conversion price for the Series D Stock shall be initially $1.67 per share (the “Series D Conversion Price”) and shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series D Stock is convertible, as hereinafter provided.

E.	Each share of Series E Preferred shall be convertible, in whole or in part, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of original issuance, at the office of the Company or any transfer agent for the Common Stock, into the number of shares of Common Stock determined by dividing the Series E Original Issue Price by the Series E Conversion Price. The conversion price for the Series E Preferred shall be initially $[1.67] per share (the “Series E Conversion Price”) and shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series E Preferred is convertible, as hereinafter provided.

4.6.2	Automatic Conversion. If at any time (a) the Company shall complete a Qualified Public Offering or (b) the holders of at least 60% of the then outstanding Preferred Stock shall consent in writing to the conversion of the Preferred Stock into shares of Common Stock, then effective upon (i) the closing of the sale of such shares by the Company pursuant to such Qualified Public Offering or (ii) such vote of the holders of the Preferred Stock, as the case may be, all outstanding shares of the Preferred Stock shall automatically convert into shares of Common Stock at the applicable Conversion Price for such series of Preferred Stock.

4.6.3	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of some or all of the Preferred Stock owned by such holder, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, or round up to the nearest whole share.

4.6.4	Mechanics of Optional Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by such holder’s attorney duly authorized in writing, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein such holder’s name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof, certificates for the number of shares of Preferred Stock remaining and cash for fractional shares.

4.6.5

Mechanics of Automatic Conversion. All holders of record of shares of Preferred Stock will be given at least three days’ written or telephonic notice of the anticipated date of any automatic conversion date referenced in Section 4.6.2. Each such notice shall designate a place for automatic conversion of all of the shares of such Preferred Stock. Such notices will be sent by mail, first class, postage prepaid to each record holder of Preferred Stock at such holder’s address appearing on the Company’s stock register, or by overnight courier service in the case of the notice prior to the actual date of conversion. On or before the date fixed for conversion, each holder of shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock or other securities to which such holder is entitled. Failure to provide such notice shall not affect the validity of automatic conversion hereunder. On the date fixed for conversion, all rights with respect to the Preferred Stock will terminate, except only (i) any rights to receive declared but unpaid dividends with a record date preceding the date of conversion, and (ii) the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or other securities into which such Preferred Stock has been converted and cash for fractional shares. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by her, his or its attorney duly authorized in writing. All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date; provided that the Company may require the holder to provide adequate protection to the Company for the loss of such certificate(s) prior to issuing certificates for shares of Common Stock to such holder. As soon as practicable after the date of such automatic conversion and the surrender of the certificate or certificates for Preferred Stock as aforesaid, the Company shall cause to be issued and delivered to such holder, or to her, his or its written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 4.6.3 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.6.6	Certain Adjustments to Conversion Price for Stock Splits, Dividends, Mergers, Reorganizations, Etc.

A.	Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall, after the filing of this Restated Certificate, be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted.

B.	Adjustment for Merger or Reorganization, Etc. In the event of a reclassification, reorganization or exchange (other than described in

Section 4.6.6(A) above) or any merger, acquisition, consolidation or reorganization of the Company with another company or entity (other than an Acquisition or Asset Transfer), each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of the Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

C.	Adjustments for Other Dividends and Distributions. In the event the Company, upon the approval of either (i) a majority of the members of the Board, which majority shall include such number of the Preferred Directors whose designators under Section 1.1.2 of the Voting Agreement, along with each such designator’s Affiliates, hold in the aggregate a majority of the then outstanding shares of the Preferred Stock, or (ii) the holders of a majority of the then outstanding Preferred Stock, as provided by Section 4.3.8(H) hereof, at any time or from time to time after the filing of this Restated Certificate, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event (unless the holders of Preferred Stock receive a comparable dividend or distribution under Section 4.4.1), provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4.6.6 with respect to the rights or the holders of the Preferred Stock.

4.6.7

Adjustment to Conversion Price for Issue or Sale of Additional Shares of Common Stock. If, at any time or from time to time on or after the filing of this Restated Certificate, the Company shall issue or sell Additional Shares of Common Stock for an Effective Price per share less than the Series A Conversion

Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price or the Series E Conversion Price, as applicable, then in effect or for no consideration, then the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, shall be reduced to an adjusted conversion price (computed to the nearest cent, a half cent being treated as a full cent), as of the date of such issue or sale, by dividing (A) the sum of (i) the result obtained by multiplying the number of shares of Common Stock outstanding immediately prior to such issue or sale by the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, then in effect, and (ii) the consideration, if any, received by the Company upon such issue and sale, by (B) the number of shares of Common Stock outstanding immediately after such issue or sale. For purposes of adjusting the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price or the Series E Conversion Price under this Section 4.6.7, Common Stock outstanding shall include all outstanding shares of Common Stock and those shares of Common Stock issuable upon exercise or conversion of all outstanding convertible securities (including the Preferred Stock), and options and warrants that are exercisable (directly or indirectly) into Common Stock.

4.6.8	Further Provisions for Adjustment of Conversion Price. For the purpose of Section 4.6.7 above, the following provisions shall be applicable:

A.	Issuance Provisions for Adjustment of Conversion Price. If, at any time on or after the filing of this Restated Certificate, the Company shall issue or sell any Convertible Securities, there shall be determined as of the date of issue the Effective Price per share for which Additional Shares of Common Stock are issuable upon the conversion or exchange thereof, such determination to be made by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the maximum number of Additional Shares of Common Stock issuable upon conversion or exchange of all of such Convertible Securities; and such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of Additional Shares of Common Stock at the price per share so determined.

If such Convertible Securities shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration, if any, payable to the Company, or in the rate of exchange, upon the conversion or exchange thereof the adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall, forthwith upon any such increase becoming effective, be readjusted (but to no extent greater than originally adjusted) to reflect the same.

If any rights of conversion or exchange evidenced by such Convertible Securities shall expire without having been exercised, any adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall forthwith be readjusted to be the adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock issued or sold were those actually issued upon the conversion or exchange of such Convertible Securities, and that they were issued or sold for the consideration actually received by the Company upon such conversion or exchange, plus the consideration, if any, actually received by the Company for the issue or sale of such Convertible Securities as were actually converted or exchanged.

B.	Grant of Rights, Warrants or Options for Common Stock. If, at any time on or after the filing of this Restated Certificate, the Company shall grant any rights, warrants or options to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock, there shall be determined as of the date of issue the Effective Price per share for which Additional Shares of Common Stock are issuable upon the exercise of such rights warrants or options, such determination to be made by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, by (ii) the maximum number of Additional Shares of Common Stock of the Company issuable upon the exercise of such rights or options; and the granting of such rights, warrants or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights, warrants or options) of such maximum number of Additional Shares of Common Stock at the price per share so determined.

If such rights, warrants or options shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration payable to the Company upon the exercise thereof, the adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall, forthwith upon any such increase becoming effective, be readjusted to reflect the same (but to no extent greater than originally adjusted).

If any such rights, warrants or options shall expire without having been exercised, any adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E

Conversion Price shall forthwith be readjusted to be the adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued or sold were those actually issued or sold upon the exercise of such rights, warrants or options and that they were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights, warrants or options, whether or not exercised.

C.	Grant of Rights, Warrants or Options for Convertible Securities. If, at any time on or after the filing of this Restated Certificate, the Company shall grant any rights, warrants or options to subscribe for, purchase or otherwise acquire Convertible Securities, there shall be determined as of the date of issue the Effective Price per share for which Additional Shares of Common Stock are issuable upon the exercise of such rights warrants or options for such Convertible Securities, such determination to be made by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights, warrants or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights, warrants or options, by (ii) the maximum number of Additional Shares of Common Stock of the Company issuable upon the exercise of such rights, warrants or options and the conversion or exchange of all of such Convertible Securities; and the granting of such rights, warrants or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights, warrants or options) of such maximum number of Additional Shares of Common Stock at the price per share so determined.

If such rights, warrants or options shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration payable by the Company upon the exercise thereof, any adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall, forthwith upon any such increase becoming effective, be readjusted to reflect the same (but to no extent greater than originally adjusted).

If any such rights, warrants or options shall expire without having been exercised, the adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall forthwith be readjusted to be the adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price which would have been in effect had an adjustment been made on the basis that the only Convertible Securities so issued or sold were those actually issued or sold upon the exercise of such rights, warrants or options and that they were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for the granting of all such rights, warrants or options, whether or not exercised.

D.	Determination of Consideration. Upon any issuance or sale for a consideration other than cash, or a consideration part of which is other than cash, of any Additional Shares of Common Stock or Convertible Securities or any rights, warrants or options to subscribe for, purchase or otherwise acquire any Additional Shares of Common Stock or Convertible Securities, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board. In case any Additional Shares of Common Stock or Convertible Securities or any rights, warrants or options to subscribe for, purchase or otherwise acquire any Additional Shares of Common Stock or Convertible Securities shall be issued or sold together with other stock or securities or other assets of the Company for a consideration which covers two or more thereof, the consideration for the issue or sale of such Additional Shares of Common Stock or Convertible Securities or such rights, warrants or options shall be deemed to be the portion of such consideration allocated thereto in good faith by the Board.

E.	Duration of Adjusted Conversion Price. Following each computation or readjustment of an adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price as provided above in this Section 4.6, the new adjusted Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall remain in effect until a further computation or readjustment thereof is required by this Section 4.6.

F.	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price or the Series E Conversion Price pursuant to this Section 4.6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

4.6.9	Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, any offer for subscription pro rata to the holders of any class or series of its stock, any additional shares of stock of any class or series or other rights, any capital reorganization of the Company, any reclassification or recapitalization of the Company’s capital stock, any Liquidation Event, Acquisition or Asset Transfer, the Company shall mail to each holder of Preferred Stock at least 10 days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

4.6.10	Common Stock Reserved. The Company shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect (a) conversion of the Preferred Stock and (b) issuance of Common Stock pursuant to any outstanding option or other rights to acquire Common Stock.

4.6.11	Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

ARTICLE V.

Except as otherwise provided in this Restated Certificate, the Board may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the Bylaws of the Company without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any Bylaw adopted by the Board, and no amendment or supplement to the Bylaws adopted by the Board shall vary or conflict with any amendment or supplement adopted by the stockholders.

ARTICLE VI.

The Company shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or his or her testator in intestate, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of any other company, partnership, joint venture, trust, employee benefit plan or other enterprise. The Company is authorized to provide indemnification of agents (as deemed in Section 145 of the DGCL) for breach of duty to the Company and its stockholders through bylaw provisions, through agreements with the agents, and/or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the DGCL, subject to the limitations on such excess indemnification set forth in Section 102 of the DGCL. No amendment or repeal of this Article VI shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omission occurring prior to such amendment or repeal.

ARTICLE VII.

To the fullest extent authorized or permitted by law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VIII.

To the maximum extent permitted from time to time under the law of the State of Delaware, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Company, and (ii) those opportunities demonstrated by the Company to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the Company. No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Company for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE IX.

Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Company may provide. The books of the Company may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Company.

***********

Executed by the undersigned authorized person of the Company on this 29th day of November, 2012.

BENECHILL, INC.

By:	/s/ Fred Colen
Name: Fred Colen
Title: Chief Executive Officer

AMENDMENT TO FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BENECHILL, INC.

The undersigned, the President and Chief Executive Officer of BeneChill, Inc., a Delaware corporation, (the “Corporation”), hereby certifies that:

1. The name of the corporation is BeneChill, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 2006, as amended by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 13, 2006, as amended by a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 10, 2007, as amended by the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 13, 2009, as amended by the Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 2, 2011, and as amended by the Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 29, 2012.

2. The board of directors of the Corporation duly adopted resolutions by written action effective February 8, 2013 declaring this amendment to the Fourth Amended and Restated Certificate of Incorporation (the “Amendment”) advisable.

3. The stockholders of the Corporation duly approved the following Amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. Sections 4.1 of the Fourth Amended and Restated Certificate of Incorporation is deleted in its entirety and replaced with the following:

“4.1 Authorized Capital Stock. The aggregate number of shares of stock that the Company has authority to issue is Eighty Million Nine Hundred Six Thousand Sixteen (80,906,016), consisting of Forty-Five Million (45,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), One Million Twenty-Seven Thousand Nine Hundred Forty-Two (1,027,942) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”), Four Million One Hundred Fifty-One Thousand Seven Hundred Nine (4,151,709) shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”), Seven Million Four Hundred Twenty-Nine Thousand Two Hundred Twenty-Three (7,429,223) shares of Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred”), Eight Million Nine Hundred Thirty-Two Thousand Six Hundred Thirty-Five (8,932,635) shares of Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred”), Two Million Eight Hundred Ninety-One Thousand Four Hundred Fifty-Three (2,891,453) shares of Series D-1 Convertible Preferred Stock, par value $0.001 per share (the “Series D-1 Preferred”) and Eleven Million Four Hundred Seventy-Three Thousand Fifty-Four (11,473,054) shares of Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred” and together with the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series D-1 Preferred, the “Preferred Stock”). The rights, preferences and privileges of the Series D Preferred and the Series D-1 Preferred are identical in all respects, except that the priority of the liquidation preference of the Series D-1 Preferred is senior to the liquidation preference of the Series D Preferred, as set forth in Section 4.5.1.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Fourth Amended and Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer on this 8th day of February, 2013.

/s/ Fred Colen
Fred Colen
President and Chief Executive Officer

2

SECOND AMENDMENT TO FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BENECHILL, INC.

The undersigned, the President and Chief Executive Officer of BeneChill, Inc., a Delaware corporation, (the “Corporation”), hereby certifies that:

1. The name of the corporation is BeneChill, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 2006, as amended by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 13, 2006, as amended by a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 10, 2007, as amended by the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 13, 2009, as amended by a Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 2, 2011, as amended by a Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 29, 2012, and as amended by an Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 8, 2013 (the “Certificate”).

2. The board of directors of the Corporation duly adopted resolutions by written action effective June 10, 2014 declaring this amendment to the Fourth Amended and Restated Certificate of Incorporation (the “Amendment”) advisable.

3. The stockholders of the Corporation duly approved the following Amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. Recital A of the Certificate is deleted in its entirety and replaced with the following:

“A. The name of the corporation is BeneChill, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 2006, as amended by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 13, 2006, as amended by a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 10, 2007, as amended by a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 13, 2009, as amended by a Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 2, 2011, as amended by a Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 29, 2012, and as amended by an Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 8, 2013.”

5. Section 4.1 of the Certificate is deleted in its entirety and replaced with the following:

“4.1 Authorized Capital Stock. The aggregate number of shares of stock that the Company has authority to issue is Eighty-Five Million Nine Hundred Six Thousand Sixteen (85,906,016), consisting of Fifty Million (50,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), One Million Twenty-Seven Thousand Nine Hundred Forty-Two (1,027,942)

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shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”), Four Million One Hundred Fifty-One Thousand Seven Hundred Nine (4,151,709) shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”), Seven Million Four Hundred Twenty-Nine Thousand Two Hundred Twenty-Three (7,429,223) shares of Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred”), Eight Million Nine Hundred Thirty-Two Thousand Six Hundred Thirty-Five (8,932,635) shares of Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred”), Two Million Eight Hundred Ninety-One Thousand Four Hundred Fifty-Three (2,891,453) shares of Series D-1 Convertible Preferred Stock, par value $0.001 per share (the “Series D-1 Preferred”) and Eleven Million Four Hundred Seventy-Three Thousand Fifty-Five (11,473,054) shares of Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred” and together with the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series D-1 Preferred, the “Preferred Stock”). The rights, preferences and privileges of the Series D Preferred and the Series D-1 Preferred are identical in all respects, except that the priority of the liquidation preference of the Series D-1 Preferred is senior to the liquidation preference of the Series D Preferred, as set forth in Section 4.5.1.”

6. Section 4.2.11 of the Certificate is deleted in its entirety and replaced with the following:

“4.2.11	“Conversion Price” means, as applicable, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Non-Qualified Series E Conversion Price.”

7. Section 4.6.1(E) of the Certificate is deleted in its entirety and replaced with the following:

“E.	Each share of Series E Preferred shall be convertible, in whole or in part, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of original issuance, at the office of the Company or any transfer agent for the Common Stock, into the number of shares of Common Stock determined by dividing the Series E Original Issue Price by the Series E Conversion Price. The conversion price for the Series E Preferred shall be initially $1.67 per share (the “Series E Conversion Price”) and shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series E Preferred is convertible, as hereinafter provided; provided, however, that in the case of an automatic conversion of the Series E Preferred pursuant to a Non-Qualified IPO, the Conversion Price of the Series E Preferred shall be the per share amount equal to the quotient of the then current Series E Preferred Conversion Price divided by 3 (which shall be initially $0.5567 per share) (the “Non-Qualified Series E Conversion Price”). For the purposes hereof, the term “Non-Qualified IPO” shall mean the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Company on a firm commitment basis that does not meet the requirements of a Qualified Public Offering.”

8. Section 4.6.2 of the Certificate is amended as Section 4.6.2(A).

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9. The following is added to the Certificate as Section 4.6.2(B) after amended Section 4.2.6(A):

“B.	If at any time the Company shall complete a Non-Qualified IPO, then effective upon the closing of the sale of such shares by the Company pursuant to such Non-Qualified IPO, all outstanding shares of the Series E Preferred shall automatically convert into shares of Common Stock at the Non-Qualified Series E Conversion Price.”

10. Section 4.6.3 of the Certificate is deleted in its entirety and replaced with the following:

“4.6.3	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of some or all of the Preferred Stock owned by such holder, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Non-Qualified Series E Conversion Price, as applicable, or round up to the nearest whole share.”

5

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Fourth Amended and Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer on this 5th day of June, 2014.

/s/ Fred Colen
Fred Colen
President and Chief Executive Officer

6

THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BENECHILL, INC.

The undersigned, the President and Chief Executive Officer of BeneChill, Inc., a Delaware corporation, (the “Corporation”), hereby certifies that:

1. The name of the corporation is BeneChill, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 2006, as amended by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 13, 2006, as amended by a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 10, 2007, as amended by the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 13, 2009, as amended by a Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 2, 2011, as amended by a Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 29, 2012, as amended by an Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 8, 2013, and as amended by a Second Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 10, 2014 (the “Certificate”).

2. The board of directors of the Corporation duly adopted resolutions by written action effective June 18, 2014 declaring this amendment to the Fourth Amended and Restated Certificate of Incorporation (the “Amendment”) advisable.

3. The stockholders of the Corporation duly approved the following Amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. Recital A of the Certificate is deleted in its entirety and replaced with the following:

“A. The name of the corporation is BeneChill, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 2006, as amended by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 13, 2006, as amended by a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 10, 2007, as amended by a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 13, 2009, as amended by a Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 2, 2011, as amended by a Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 29, 2012, as amended by an Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 8, 2013, and as amended by a Second Amendment to Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 10, 2014.”

5. Section 4.1 of the Certificate is deleted in its entirety and replaced with the following:

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“4.1 Authorized Capital Stock. The aggregate number of shares of stock that the Company has authority to issue is Ninety-Five Million Nine Hundred Six Thousand Sixteen (95,906,016), consisting of Sixty Million (60,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), One Million Twenty-Seven Thousand Nine Hundred Forty-Two (1,027,942) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred”), Four Million One Hundred Fifty-One Thousand Seven Hundred Nine (4,151,709) shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”), Seven Million Four Hundred Twenty-Nine Thousand Two Hundred Twenty-Three (7,429,223) shares of Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred”), Eight Million Nine Hundred Thirty-Two Thousand Six Hundred Thirty-Five (8,932,635) shares of Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred”), Two Million Eight Hundred Ninety-One Thousand Four Hundred Fifty-Three (2,891,453) shares of Series D-1 Convertible Preferred Stock, par value $0.001 per share (the “Series D-1 Preferred”) and Eleven Million Four Hundred Seventy-Three Thousand Fifty-Five (11,473,054) shares of Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred” and together with the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series D-1 Preferred, the “Preferred Stock”). The rights, preferences and privileges of the Series D Preferred and the Series D-1 Preferred are identical in all respects, except that the priority of the liquidation preference of the Series D-1 Preferred is senior to the liquidation preference of the Series D Preferred, as set forth in Section 4.5.1.”

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Third Amendment to the Fourth Amended and Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer on this 22nd day of July, 2014.

/s/ Fred Colen
Fred Colen
President and Chief Executive Officer